Exhibit 99.1

Ecovyst Reports Second Quarter 2025 Results

WAYNE, PA, August 7, 2025 -- Ecovyst Inc. (NYSE: ECVT) (“Ecovyst” or the “Company”), a leading integrated and innovative global provider of advanced materials, specialty catalysts, virgin sulfuric acid and sulfuric acid regeneration services, today reported results for the second quarter ended June 30, 2025.

Second Quarter 2025 Results & Highlights
▪Sales of $200.1 million, compared to $182.8 million in the second quarter of 2024
▪Net Income of $6.0 million, compared to $8.3 million in the year-ago quarter, with a net income margin of 3.0% and diluted net income per share of $0.05. Adjusted Net Income was $13.7 million with Adjusted Diluted Income per share of $0.12
▪Adjusted EBITDA of $55.7 million, compared to $56.9 million in the second quarter of 2024, with an Adjusted EBITDA margin of 24.4%
▪Cash flows from operating activities were $43.3 million for the six months ended June 30, 2025, compared to $46.4 million for the six months ended June 30, 2024. Adjusted Free Cash Flow was $(2.4) million for the six months ended June 30, 2025, compared to $14.4 million for the six months ended June 30, 2024
▪Completed the acquisition of the Waggaman, Louisiana sulfuric acid production assets from Cornerstone Chemical Company for $35.0 million and customary working capital adjustments of $6.3 million
▪Repurchased $21.9 million of common stock

“We are pleased with our results for the second quarter of 2025. With demand fundamentals generally in line with our expectations, we delivered Adjusted EBITDA of $55.7 million, at the high end of our guidance range. Following a strong first half, we anticipate sustained demand within our Ecoservices segment for the remainder of 2025, and have secured a solid pipeline of orders for our differentiated hydrocracking catalysts. As a result, we are maintaining the midpoint of our prior guidance range for full-year 2025 Adjusted EBITDA, while tightening the guidance range to reflect first half results and our expectations for the balance of the year,” said Kurt J. Bitting, Ecovyst’s Chief Executive Officer.

“During the second quarter we completed the acquisition of the Waggaman, Louisiana sulfuric acid production assets from Cornerstone Chemical Company. We remain confident that Ecovyst will capture meaningful future benefits and synergies from the acquisition as we continue integrating these assets into Ecoservices in 2025. In addition, with our continued focus on delivering value for our stockholders, during the quarter we repurchased 2.9 million shares of common stock, totaling approximately $22 million,” said Bitting. “Lastly, with regard to the strategic review of our Advanced Materials & Catalysts segment, we continue to make steady progress and anticipate providing an update in the near future.”

Ecovyst Second Quarter 2025 Earnings Release	Page 1

Review of Segment Results and Business Trends
Ecoservices
Second quarter 2025 sales for Ecoservices were $176.0 million, compared to $153.9 million in the second quarter of 2024. The increase in sales reflects the pass-through effect of higher sulfur costs, favorable contractual pricing for regeneration services, strong pricing in virgin sulfuric acid, and the sales contribution from the Waggaman sulfuric acid assets, partially offset by lower sales volume for regeneration services driven by unplanned and extended customer downtime. Second quarter 2025 Adjusted EBITDA for Ecoservices was $49.8 million, compared to $49.7 million in the second quarter of 2024, with the favorable contract pricing for regeneration services, strong pricing in virgin sulfuric acid, along with lower turnaround costs, largely offset by lower regeneration services volume and higher anticipated manufacturing costs driven by general inflation.
Advanced Materials & Catalysts
During the second quarter of 2025, Advanced Silicas sales were $24.1 million, compared to $28.9 million in the second quarter of 2024. The decrease in sales was primarily the result of lower event-driven niche custom catalyst sales related to order timing. Our proportionate 50% share of second quarter sales for the Zeolyst Joint Venture was $28.4 million, compared to $29.0 million in the second quarter of 2024. The slight reduction in Zeolyst Joint Venture sales reflects lower sales of hydrocracking catalysts and custom catalysts, reflective of sales timing, partially offset by higher sales of catalysts used in the production of sustainable fuels and other specialty catalyst sales. Second quarter 2025 Adjusted EBITDA for Advanced Materials & Catalysts, which includes our 50% proportionate share of earnings from the Zeolyst Joint Venture, was $13.7 million, compared to $14.7 million in the second quarter of 2024, with the decrease largely driven by lower sales volume and mix due to the timing of niche custom catalyst sales within Advanced Silicas.
Cash Flows and Balance Sheet
Cash flows from operating activities was $43.3 million for the six months ended June 30, 2025, compared to $46.4 million for the six months ended June 30, 2024. The decrease was primarily driven by the timing of dividends received from the Zeolyst Joint Venture and lower earnings, partially offset by the change in working capital. At June 30, 2025, the Company had cash and cash equivalents of $69.6 million, total gross debt of $866.5 million and availability under the ABL facility of $82.9 million, after giving effect to $3.3 million of outstanding letters of credit and with no revolving credit facility borrowings outstanding, for total available liquidity of $152.5 million. The net debt to net income ratio for the trailing twelve months was not meaningful as of June 30, 2025 and the net debt leverage ratio for the trailing twelve months was 3.5x as of June 30, 2025.
2025 Financial Outlook
We are maintaining the midpoint of our full-year 2025 Adjusted EBITDA guidance range while tightening the range to reflect results for the first half of the year, and expectations for the balance of the year. In addition, we are increasing the sales guidance range to reflect factors including the acquisition of the Waggaman sulfuric acid assets. Although we expect the acquisition of the Waggaman sulfuric acid assets to contribute positively to Ecoservices’ sales for the remainder of the year, we expect the sales contribution will be largely offset by incremental costs, including costs for integration and upgrading the facility. In anticipation of continued high refinery utilization and growth in sulfuric acid demand, particularly in mining applications, we expect Ecoservices to benefit from higher sales volumes for both regeneration services and for virgin sulfuric acid in the second half of 2025, along with continued favorable pricing. For Advanced Silicas, we expect that our polyethylene catalyst sales will continue to outpace growth in global demand, with sales of polyethylene catalysts and supports in 2025 reflecting year-over-year growth compared to 2024. However, we remain cautious about the potential for global polyethylene demand to be adversely impacted by factors including tariffs and deterioration in global macroeconomic conditions. Within the Zeolyst Joint Venture, we currently anticipate year-over-year sales growth in 2025, compared to 2024, driven by positive momentum in hydrocracking catalyst sales. And while we believe the supply and demand imbalance will remain a factor for near-term sales of catalyst materials used in the production of sustainable fuels, we continue to expect our sales of sustainable fuel catalysts will be flat to slightly up in 2025, compared to 2024.
“Regarding tariffs, proposed tariff levels are still subject to change, and there remains the possibility of incremental demand disruption related to tariffs. Nevertheless, as mentioned in our first quarter earnings call, we maintain the view that the direct impact of current tariffs is limited to approximately $2 million to $3 million in 2025 within Ecovyst’s Advanced Materials & Catalysts segment. Furthermore, while we are maintaining our full-year guidance for Sales and Adjusted EBITDA, our full-

Ecovyst Second Quarter 2025 Earnings Release	Page 2

year outlook does not incorporate the effect of any significant macroeconomic impacts or related demand fluctuations that could result from prolonged tariff uncertainty,” said Bitting.

The Company’s current guidance for full year 2025 is as follows:

▪Sales of $795 million to $835 million1 (change from $785 million to $845 million)
▪Sales of $125 million to $140 million for proportionate 50% share of Zeolyst Joint Venture, which is excluded from GAAP Sales (change from $115 million to $130 million)
▪Adjusted EBITDA2 of $242 million to $254 million (change from $238 million to $258 million)
▪Adjusted Free Cash Flow2 of $70 million to $80 million (change from $60 million to $80 million)
▪Capital expenditures of $80 million to $90 million
▪Interest expense of $46 million to $50 million (change from $47 million to $53 million)
▪Depreciation & Amortization
•Ecovyst - $92 million to $98 million (change from $87 million to $93 million)
•Zeolyst J.V. - $12 million to $14 million
▪Effective tax rate in the mid 20% range
▪Adjusted Net Income2 of $60 million to $80 million, with Adjusted Diluted Income2 per share of $0.52 to $0.68 (change from $58 million to $85 million and $0.50 to $0.70)

The Company’s guidance for the third quarter of 2025 is as follows:

•Adjusted EBITDA2 of $62 million to $72 million

1Sales outlook for 2025 assumes higher average sulfur prices compared to 2024 and higher projected pass-through of sulfur costs of approximately $65 million.

2In reliance upon the unreasonable efforts exemption provided under Item 10(e)(1)(i)(B) of Regulation S-K, the Company is not able to provide a reconciliation of its non-GAAP financial guidance to the corresponding GAAP measures without unreasonable effort because of the inherent difficulty in forecasting and quantifying certain amounts necessary for such a reconciliation such as certain non-cash, nonrecurring or other items that are included in net income and net cash provided by operating activities as well as the related tax impacts of these items and asset dispositions / acquisitions and changes in foreign currency exchange rates that are included in cash flow, due to the uncertainty and variability of the nature and amount of these future charges and costs. Because this information is uncertain, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Stock Repurchase
In April 2022, the Company’s Board of Directors approved a stock repurchase program authorizing the repurchase of up to $450 million of the Company’s outstanding common stock over the next four years. As of June 30, 2025, $207.7 million was available for share repurchases under the program.
During the second quarter of 2025, the Company repurchased 2,926,152 shares of its common stock on the open market at an average price of $7.47 per share, for a total cost of $21.9 million.
During the second quarter of 2024, the Company repurchased 552,081 shares of its common stock on the open market at an average price of $9.05 per share, for a total cost of $5.0 million.
For possible future repurchases, the actual timing, number, and nature of shares repurchased will depend on a variety of factors, including stock price, trading volume, and general business and market conditions and may be conducted through negotiated transactions, open market repurchases or other means, including through Rule 10b-18 and Rule 10b5-1 trading plans or accelerated share repurchases. The repurchase program does not obligate the Company to acquire any number of shares in any specific period, or at all, and the repurchase program may be amended, suspended or discontinued at any time at the Company’s discretion.

Ecovyst Second Quarter 2025 Earnings Release	Page 3

Conference Call and Webcast Details
On Thursday, August 7, 2025, Ecovyst management will review the second quarter 2025 results during a conference call and audio-only webcast scheduled for 11:00 a.m. Eastern Time.
Conference Call: Investors may listen to the conference call live via telephone by dialing 1 (800) 245-3047 (domestic) or
1 (203) 518-9765 (international) and use the participant code ECVTQ225.

Webcast: An audio-only live webcast of the conference call and presentation materials can be accessed at https://investor.ecovyst.com. A replay of the conference call/webcast will be made available at https://investor.ecovyst.com/events-presentations.

Investor Contact:
Gene Shiels
(484) 617-1225
gene.shiels@ecovyst.com

About Ecovyst Inc.
Ecovyst Inc. and subsidiaries is a leading integrated and innovative global provider of advanced materials, specialty catalysts, virgin sulfuric acid and sulfuric acid regeneration services. We support customers globally through our strategically located network of manufacturing facilities. We believe that our products and services contribute to improving the sustainability of the environment.
We have two uniquely positioned specialty businesses: Ecoservices provides sulfuric acid recycling to the North American refining industry for the production of alkylate and provides high quality and high strength virgin sulfuric acid for industrial and mining applications. Ecoservices also provides chemical waste handling and treatment services, as well as ex-situ catalyst activation services for the refining and petrochemical industry. Advanced Materials & Catalysts, through its Advanced Silicas business, provides finished silica catalysts, catalyst supports and functionalized silicas necessary to produce high performing plastics and to enable sustainable chemistry, and through its Zeolyst Joint Venture, innovates and supplies specialty zeolites used in catalysts that support the production of sustainable fuels, remove nitrogen oxides from diesel engine emissions and that are broadly applied in refining and petrochemical processes. For more information, see our website at https://www.ecovyst.com.

Presentation of Non-GAAP Financial Measures
In addition to the results provided in accordance with U.S. generally accepted accounting principles (“GAAP”) throughout this press release, the Company has provided non-GAAP financial measures — Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Free Cash Flow, Adjusted Free Cash Flow, Adjusted Diluted Income per share, Net Debt to Net Income ratio and Net Debt Leverage Ratio (collectively, “Non-GAAP Financial Measures”) — which present results on a basis adjusted for certain items. The Company uses these Non-GAAP Financial Measures for business planning purposes and in measuring its performance relative to that of its competitors. The Company believes that these Non-GAAP Financial Measures are useful financial metrics to assess its operating performance from period-to-period by excluding certain items that the Company believes are not representative of its core business. These Non-GAAP Financial Measures are not intended to replace, and should not be considered superior to, the presentation of the Company’s financial results in accordance with GAAP. The use of the Non-GAAP Financial Measures terms may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures. These Non-GAAP Financial Measures are reconciled from the respective measures under GAAP in the attached appendix.

Ecovyst Second Quarter 2025 Earnings Release	Page 4

Zeolyst Joint Venture
The Company’s zeolite catalysts product group operates through its Zeolyst Joint Venture, which is accounted for as an equity method investment in accordance with GAAP. The presentation of the Zeolyst Joint Venture’s sales represents 50% of the sales of the Zeolyst Joint Venture. The Company does not record its proportionate share of sales from the Zeolyst Joint Venture accounted for using the equity method as revenue and such sales are not consolidated within its results of operations. However, Adjusted EBITDA for the Company’s Advanced Materials & Catalysts segment reflects the Company’s 50% portion of the earnings from the Zeolyst Joint Venture that have been recorded as equity in net income in the Company’s condensed consolidated statements of income for such periods and includes Zeolyst Joint Venture adjustments on a proportionate basis based on the Company’s 50% ownership interest. Accordingly, the Company’s Adjusted EBITDA margins are calculated including 50% of the sales of the Zeolyst Joint Venture for the relevant periods in the denominator.

Note on Forward-Looking Statements
Some of the information contained in this press release constitutes “forward-looking statements.” Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Examples of forward-looking statements include, but are not limited to, statements regarding our future results of operations, financial condition, capital expenditure projects, liquidity, prospects, growth, strategies, capital allocation program (including the stock repurchase program), product and service offerings, expected demand trends, the timing and outcome, if any, of our strategic review process for our Advanced Materials & Catalysts segment, the impact of the acquisition of the Waggaman sulfuric acid assets, the effect of tariffs on our business and results and our third quarter and full year 2025 financial outlook. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, regional, national or global political, economic, business, competitive, market and regulatory conditions, including the enactment, schedule and impact of tariffs and trade disputes, currency exchange rates, the effects of inflation, the timing and outcome, if any, of our strategic review process for our Advanced Materials & Catalysts segment, and other factors, including those described in the sections titled “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in our filings with the SEC, which are available on the SEC’s website at www.sec.gov. These forward-looking statements speak only as of the date of this release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by applicable law.

Ecovyst Second Quarter 2025 Earnings Release	Page 5

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except share and per share amounts)

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change

Sales	$200.1	$182.8	9.5%	$362.3	$343.4	5.5%
Cost of goods sold	150.4	129.1	16.5%	287.0	250.5	14.6%
Gross profit	49.7	53.7	(7.4)%	75.3	92.9	(18.9)%
Selling, general and administrative expenses	22.7	22.7	—%	44.0	44.3	(0.7)%
Other operating expense, net	9.2	3.1	196.8%	14.4	6.8	111.8%
Operating income	17.8	27.9	(36.2)%	16.9	41.8	(59.6)%
Equity in net (income) from affiliated companies	(1.9)	(1.4)	35.7%	(10.8)	(3.5)	208.6%
Interest expense, net	11.1	12.9	(14.0)%	22.1	26.3	(16.0)%
Debt modification and extinguishment costs	—	4.6	(100.0)%	1.0	4.6	(78.3)%
Other expense, net	0.6	0.4	50.0%	0.7	0.6	16.7%
Income before income taxes	8.0	11.4	(29.8)%	3.9	13.8	(71.7)%
Provision for income taxes	2.0	3.1	(35.5)%	1.5	4.3	(65.1)%
Effective tax rate	25.6%	27.1%		38.8%	30.9%
Net income	$6.0	$8.3	(27.7)%	$2.4	$9.5	(74.7)%

Earnings per share:
Basic earnings per share	$0.05	$0.07		$0.02	$0.08
Diluted earnings per share	$0.05	$0.07		$0.02	$0.08

Weighted average shares outstanding:
Basic	116,232,528	116,912,332		116,745,476	116,935,708
Diluted	116,535,060	117,635,289		117,044,461	117,545,240

Ecovyst Second Quarter 2025 Earnings Release	Page 6

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$69.6	$146.0
Accounts receivable, net	103.5	77.9
Inventories, net	66.9	57.1
Derivative assets	4.0	6.5
Prepaid and other current assets	25.4	16.1
Total current assets	269.4	303.6
Investments in affiliated companies	346.5	349.3
Property, plant and equipment, net	602.9	569.3
Goodwill	406.7	404.1
Other intangible assets, net	94.8	98.4
Right-of-use lease assets	37.1	33.6
Other long-term assets	39.0	44.0
Total assets	$1,796.4	$1,802.3
LIABILITIES
Current maturities of long-term debt	$8.7	$8.7
Accounts payable	47.9	43.9
Operating lease liabilities—current	9.0	9.3
Accrued liabilities	54.0	53.2
Total current liabilities	119.6	115.1
Long-term debt, excluding current portion	847.9	852.1
Deferred income taxes	104.6	105.4
Operating lease liabilities—noncurrent	28.2	24.2
Other long-term liabilities	3.7	5.0
Total liabilities	1,104.0	1,101.8
Commitments and contingencies
EQUITY
Common stock ($0.01 par); authorized shares 450,000,000; issued shares 140,872,846 and 140,872,846 on June 30, 2025 and December 31, 2024, respectively; outstanding shares 114,487,661 and 116,534,803 on June 30, 2025 and December 31, 2024, respectively	1.4	1.4
Preferred stock ($0.01 par); authorized shares 50,000,000; no shares issued or outstanding on June 30, 2025 and December 31, 2024	—	—
Additional paid-in capital	1,103.5	1,106.8
Accumulated deficit	(175.1)	(177.5)
Treasury stock, at cost; shares 26,385,185 and 24,338,043 on June 30, 2025 and December 31, 2024, respectively	(236.6)	(222.8)
Accumulated other comprehensive loss	(0.8)	(7.4)
Total equity	692.4	700.5
Total liabilities and equity	$1,796.4	$1,802.3

Ecovyst Second Quarter 2025 Earnings Release	Page 7

ECOVYST INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2025	2024
Cash flows from operating activities:	(in millions)
Net income	$2.4	$9.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40.0	36.5
Amortization	7.0	7.0
Amortization of deferred financing costs and original issue discount	0.7	1.1
Debt extinguishment costs	—	0.1
Foreign currency exchange loss	0.4	0.2
Deferred income tax provision (benefit)	1.4	(1.7)
Net loss on asset disposals	0.4	0.6
Stock compensation	6.5	7.5
Equity in net (income) from affiliated companies	(10.8)	(3.5)
Dividends received from affiliated companies	20.0	33.0
Other, net	(0.1)	2.3
Working capital changes that provided (used) cash:
Receivables	(15.0)	(4.1)
Inventories	(6.0)	(6.7)
Prepaids and other current assets	(2.5)	(4.5)
Accounts payable	6.5	(3.3)
Accrued liabilities	(7.6)	(27.6)
Net cash provided by operating activities	43.3	46.4

Cash flows from investing activities:
Purchases of property, plant and equipment	(49.5)	(36.6)
Business combinations	(41.3)	—
Other, net	—	(0.2)
Net cash used in investing activities	(90.8)	(36.8)

Cash flows from financing activities:
Issuance of long-term debt, net of original issue discount and financing fees	870.8	870.8
Repayments of long-term debt	(875.2)	(877.5)
Repurchases of common shares	(21.9)	(5.0)
Tax withholdings on equity award vesting	(1.5)	(1.2)
Repayment of financing obligation	(1.6)	(1.5)
Net cash used in financing activities	(29.4)	(14.4)

Effect of exchange rate changes on cash and cash equivalents	0.5	(0.3)
Net change in cash and cash equivalents	(76.4)	(5.1)
Cash and cash equivalents at beginning of period	146.0	88.4
Cash and cash equivalents at end of period	$69.6	$83.3

Ecovyst Second Quarter 2025 Earnings Release	Page 8

Appendix Table A-1: Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
	(in millions)
Reconciliation of net income to Adjusted EBITDA
Net income	$6.0	$8.3	$2.4	$9.5
Provision for income taxes	2.0	3.1	1.5	4.3
Interest expense, net	11.1	12.9	22.1	26.3
Depreciation and amortization	23.9	21.6	47.1	43.6
EBITDA	43.0	45.9	73.1	83.7
Joint venture depreciation, amortization and interest(a)	3.2	3.2	6.3	6.5
Amortization of investment in affiliate step-up(b)	0.6	0.9	1.2	2.5
Debt modification and extinguishment costs	—	4.6	1.0	4.6
Net loss on asset disposals(d)	0.3	—	0.4	0.6
Foreign currency exchange (gain) loss(e)	—	(0.1)	0.1	0.1
LIFO benefit(f)	(0.4)	(1.5)	(1.2)	(2.7)
Transaction and other related costs(g)	2.7	0.1	4.5	0.2
Equity-based compensation	3.4	3.8	6.5	7.5
Restructuring, integration and business optimization expenses(h)	1.0	0.2	1.2	0.4
Other(i)	1.9	(0.2)	1.5	(1.0)
Adjusted EBITDA	$55.7	$56.9	$94.6	$102.4

	Trailing twelve months ended June 30,
	2025	2024
	(in millions)
Reconciliation of net (loss) income to Adjusted EBITDA
Net (loss) income	$(13.8)	$56.1
(Benefit) provision for income taxes	(1.3)	5.4
Interest expense, net	45.2	52.0
Depreciation and amortization	92.8	86.9
EBITDA	122.9	200.4
Joint venture depreciation, amortization and interest(a)	13.2	13.1
Amortization of investment in affiliate step-up(b)	2.4	5.7
Impairment of investment in affiliated companies(c)	65.0	—
Intangible asset impairment charge	3.9	—
Debt modification and extinguishment costs	1.0	4.6
Net loss on asset disposals(d)	2.3	2.4
Foreign currency exchange gain(e)	(0.2)	—
LIFO benefit(f)	(0.8)	(1.6)
Transaction and other related costs(g)	4.8	0.6
Equity-based compensation	13.0	14.4
Restructuring, integration and business optimization expenses(h)	1.7	1.0
Other(i)	1.1	(0.5)
Adjusted EBITDA	$230.3	$240.1

Ecovyst Second Quarter 2025 Earnings Release	Page 9

Descriptions to Ecovyst Non-GAAP Reconciliations
(a)We use Adjusted EBITDA as a performance measure to evaluate our financial results. Because our Advanced Materials & Catalysts segment reflects our 50% portion of the earnings from the Zeolyst Joint Venture, we include an adjustment for our 50% proportionate share of depreciation, amortization and interest expense of the Zeolyst Joint Venture.
(b)Represents the amortization of the fair value adjustments associated with the equity affiliate investment in the Zeolyst Joint Venture as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016. We determined the fair value of the equity affiliate investment and the fair value step-up was then attributed to the underlying assets of the Zeolyst Joint Venture. Amortization is primarily related to the fair value adjustments associated with intangible assets, including customer relationships and technical know-how.
(c)Represents fair value impairments associated with the equity affiliate investment in the Zeolyst Joint Venture. During the year ended December 31, 2024, we recognized an impairment charge on our investment in the Zeolyst Joint Venture to reduce the carrying value of our investment to its estimated fair value. This impairment was a partial reduction to the goodwill and trade name components of the purchase accounting fair value adjustments recorded as a result of the combination of the businesses of PQ Holdings Inc. and Eco Services Operations LLC in May 2016.
(d)When asset disposals occur, we remove the impact of net gain/loss of the disposed asset because such impact primarily reflects the non-cash write-off of long-lived assets no longer in use.
(e)Reflects the exclusion of the foreign currency transaction gains and losses in the condensed consolidated statements of income related to the remeasurement effects of monetary assets and liabilities, including non-permanent intercompany debt, denominated in foreign currency.
(f)Represents non-cash adjustments to the Company’s LIFO reserves for certain inventories in the U.S. that are valued using the LIFO method, effectively reflecting the results as if these inventories were valued using the FIFO method, which we believe provides a means of comparison to other companies that may not use the same basis of accounting for inventories.
(g)Relates to certain transaction costs, including debt financing, due diligence and other costs related to transactions that are completed, pending or abandoned, that we believe are not representative of our ongoing business operations.
(h)Includes the impact of restructuring, integration and business optimization expenses, which are incremental costs that are not representative of our ongoing business operations.
(i)Other consists of adjustments for items that are not core to our ongoing business operations. These adjustments include environmental remediation and other legal costs, expenses for capital and franchise taxes, and defined benefit pension and postretirement plan (benefits) costs, for which our obligations are under plans that are frozen. Also included in this amount are adjustments to eliminate the benefit realized in cost of goods sold of the allocation of a portion of the contract manufacturing payments under the five-year agreement with the buyer of the Performance Chemicals business to the financing obligation under the failed sale-leaseback. Included in this line-item are rounding discrepancies that may arise from rounding from dollars (in thousands) to dollars (in millions).

Ecovyst Second Quarter 2025 Earnings Release	Page 10

Appendix Table A-2: Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS(1)

	Three months ended June 30,
	2025					2024
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$8.0	$2.0	$6.0	$0.05	$0.05	$11.4	$3.1	$8.3	$0.07	$0.07
Amortization of investment in affiliate step-up(b)	0.6	0.1	0.5	—	—	0.9	0.2	0.7	0.01	0.01
Debt modification and extinguishment costs	—	—	—	—	—	4.6	1.2	3.4	0.03	0.03
Net loss on asset disposals(d)	0.3	0.1	0.2	—	—	—	—	—	—	—
Foreign currency exchange gain(e)	—	—	—	—	—	(0.1)	—	(0.1)	—	—
LIFO benefit(f)	(0.4)	(0.1)	(0.3)	—	—	(1.5)	(0.3)	(1.2)	(0.01)	(0.01)
Transaction and other related costs(g)	2.7	0.6	2.1	0.02	0.02	0.1	—	0.1	—	—
Equity-based compensation	3.4	0.4	3.0	0.03	0.03	3.8	0.9	2.9	0.02	0.02
Restructuring, integration and business optimization expenses(h)	1.0	0.2	0.8	0.01	0.01	0.2	0.1	0.1	—	—
Other(i)	1.9	0.5	1.4	0.01	0.01	(0.2)	(0.1)	(0.1)	—	—
Adjusted Net Income(1)	$17.5	$3.8	$13.7	$0.12	$0.12	$19.2	$5.1	$14.1	$0.12	$0.12

Weighted average shares outstanding				116,232,528	116,535,060				116,912,332	117,635,289

	Six months ended June 30,
	2025					2024
	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted	Pre-tax amount	Tax expense (benefit)	After-tax amount	Per share, basic	Per share, diluted
	(in millions, except share and per share amounts)
Net income	$3.9	$1.5	$2.4	$0.02	$0.02	$13.8	$4.3	$9.5	$0.08	$0.08
Amortization of investment in affiliate step-up(b)	1.2	0.3	0.9	0.01	0.01	2.5	0.6	1.9	0.02	0.02
Debt modification and extinguishment costs	1.0	0.2	0.8	0.01	0.01	4.6	1.2	3.4	0.03	0.03
Net loss on asset disposals(d)	0.4	0.1	0.3	—	—	0.6	0.1	0.5	—	—
Foreign currency exchange loss(e)	0.1	—	0.1	—	—	0.1	—	0.1	—	—
LIFO benefit(f)	(1.2)	(0.3)	(0.9)	(0.01)	(0.01)	(2.7)	(0.7)	(2.0)	(0.02)	(0.02)
Transaction and other related costs(g)	4.5	1.1	3.4	0.03	0.03	0.2	0.1	0.1	—	—
Equity-based compensation	6.5	0.3	6.2	0.05	0.05	7.5	1.4	6.1	0.05	0.05
Restructuring, integration and business optimization expenses(h)	1.2	0.3	0.9	0.01	0.01	0.4	0.1	0.3	—	—
Other(i)	1.5	0.4	1.1	0.01	0.01	(1.0)	(0.3)	(0.7)	—	—
Adjusted Net Income(1)	$19.1	$3.9	$15.2	$0.13	$0.13	$26.0	$6.8	$19.2	$0.16	$0.16

Weighted average shares outstanding				116,745,476	117,044,461				116,935,708	117,545,240

See Appendix Table A-1 for Descriptions to Ecovyst Non-GAAP Reconciliations in the table above.

Ecovyst Second Quarter 2025 Earnings Release	Page 11

(1)We define Adjusted Net Income as net income adjusted for non-operating income or expense and the impact of certain non-cash or other items that are included in net income that we do not consider indicative of our ongoing operating performance. Adjusted Net Income is presented as a key performance indicator as we believe it will enhance a prospective investor’s understanding of our results of operations and financial condition. Adjusted Net Income may not be comparable with net income or Adjusted Net Income as defined by other companies.

The adjustments to net income are shown net of applicable tax rates of 23.8% and 25.1% for the six months ended June 30, 2025 and 2024, respectively, except for equity-based compensation. The tax effect on equity-based compensation is derived by removing the tax effect of any equity-based compensation expense disallowed as a result of its inclusion within IRC Sec. 162(m), and adding the tax effect of equity-based stock compensation shortfall recorded as a discrete item.

Ecovyst Second Quarter 2025 Earnings Release	Page 12

Appendix Table A-3: Sales and Adjusted EBITDA by Business Segment

	Three months ended June 30,			Six months ended June 30,
	2025	2024	% Change	2025	2024	% Change

Sales:
Ecoservices	$176.0	$153.9	14.4%	$319.1	$295.6	7.9%
Advanced Materials & Catalysts(1)	24.1	28.9	(16.6)%	43.2	47.8	(9.6)%
Total sales	$200.1	$182.8	9.5%	$362.3	$343.4	5.5%

Zeolyst Joint Venture sales	$28.4	$29.0	(2.1)%	$66.2	$52.5	26.1%

Adjusted EBITDA:
Ecoservices	$49.8	$49.7	0.2%	$78.3	$91.2	(14.1)%
Advanced Materials & Catalysts	13.7	14.7	(6.8)%	31.2	25.8	20.9%
Unallocated corporate expenses	(7.8)	(7.5)	(4.0)%	(14.9)	(14.6)	(2.1)%
Total Adjusted EBITDA	$55.7	$56.9	(2.1)%	$94.6	$102.4	(7.6)%

Adjusted EBITDA Margin:
Ecoservices	28.3%	32.3%		24.5%	30.9%
Advanced Materials & Catalysts(2)	26.1%	25.4%		28.5%	25.7%
Total Adjusted EBITDA Margin(2)	24.4%	26.8%		22.1%	25.9%

(1)Represents GAAP sales for the Advanced Silicas business; Excludes our proportionate 50% share of sales from the Zeolyst Joint Venture.

(2)Adjusted EBITDA Margin calculation reflects our proportionate 50% share of sales from the Zeolyst Joint Venture.

Ecovyst Second Quarter 2025 Earnings Release	Page 13

Appendix Table A-4: Adjusted Free Cash Flow

	Six months ended June 30,
	2025	2024
	(in millions)
Net cash provided by operating activities	$43.3	$46.4
Less:
Purchases of property, plant and equipment(1)	(49.5)	(36.6)
Free Cash Flow(2)	$(6.2)	$9.8

Adjustments to free cash flow:
Cash paid for debt financing costs	1.0	4.6
Cash paid for costs related to the Waggaman acquisition	2.8	—
Adjusted Free Cash Flow(2)	$(2.4)	$14.4

Net cash used in investing activities(3)	$(90.8)	$(36.8)
Net cash used in financing activities	$(29.4)	$(14.4)

(1)Excludes the Company’s proportionate 50% share of capital expenditures from the Zeolyst Joint Venture.
(2)We define Adjusted Free Cash Flow as net cash provided by operating activities less purchases of property, plant and equipment, adjusted for cash flows that are unusual in nature and/or infrequent in occurrence that neither relate to our core business nor reflect the liquidity of our underlying business. Historically these adjustments include proceeds from the sale of assets, net interest proceeds on swaps designated as net investment hedges, the cash paid for segment disposals and cash paid for debt financing costs included in cash from operating activities. Adjusted Free Cash Flow is a non-GAAP financial measure that we believe will enhance a prospective investor’s understanding of our ability to generate additional cash from operations and is an important financial measure for use in evaluating our financial performance. Our presentation of Adjusted Free Cash Flow is not intended to replace, and should not be considered superior to, the presentation of our net cash provided by operating activities determined in accordance with GAAP. Additionally, our definition of Adjusted Free Cash Flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view Adjusted Free Cash Flow as a measure that provides supplemental information to our condensed consolidated statements of cash flows. You should not consider Adjusted Free Cash Flow in isolation or as an alternative to the presentation of our financial results in accordance with GAAP. The presentation of Adjusted Free Cash Flow may differ from similar measures reported by other companies and may not be comparable to other similarly titled measures.
(3)Net cash used in investing activities includes purchases of property, plant and equipment, which is also included in our computation of Adjusted Free Cash Flow.

Ecovyst Second Quarter 2025 Earnings Release	Page 14

Appendix Table A-5: Net Debt Leverage Ratio

	June 30, 2025		June 30, 2024
	(in millions, except ratios)
Total debt	$866.5		$873.0
Less:
Cash and cash equivalents	69.6		83.3
Net debt	$796.9		$789.7

Trailing twelve months:
Net (loss) income	$(13.8)		$56.1
Adjusted EBITDA(1)	$230.3		$240.1

Net Debt to Net Income ratio	NM		14.1	x
Net Debt Leverage ratio	3.5	x	3.3	x

(1)Refer to Appendix Table A-1: Reconciliation of Net Income (Loss) to Adjusted EBITDA for the reconciliation to the most comparable GAAP financial measure.

Ecovyst Second Quarter 2025 Earnings Release	Page 15